Exhibit 99.1
Press Release

Triad Guaranty Inc. Common Stock Expected to Begin Trading on the OTC Bulletin Board® and Pink Sheets® Markets Today

WINSTON-SALEM, N.C., December 28, 2009 -- Triad Guaranty Inc. (the “Company”) today announced that, effective before the markets open today, its common stock will be formally delisted from The NASDAQ Stock Market and will begin to be quoted on both the Pink Sheets® and the OTC Bulletin Board® over-the-counter markets.  The Company expects that its common stock will continue to be represented by the symbol “TGIC.”  Investors should contact their brokers if they wish to initiate trades in the Company’s common stock.  The Company’s common stock remains registered with the Securities and Exchange Commission (the “SEC”), and the Company intends to continue to file periodic, annual and other reports and statements with the SEC.

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business.  For more information, please visit the Company's web site at www.triadguaranty.com.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond the Company’s control and they have been made based upon management’s current expectations and beliefs concerning future developments and their potential effect on the Company.  Actual developments and their results could differ materially from those expected by management, depending on the outcome of a number of factors, including: the possibility that the Illinois Department of Insurance may take various actions regarding Triad Guaranty Insurance Corporation if it does not operate its business in accordance with its revised financial and operating plan and the corrective orders, including seeking receivership proceedings; the Company’s ability to operate its business in run-off and maintain a solvent run-off; the Company’s ability to continue as a going concern; the possibility of general economic and business conditions that are different than anticipated; legislative, regulatory, and other similar developments; changes in interest rates, employment rates, the housing market, the mortgage industry and the stock market; the possibility that there will not be adequate interest in the Company’s common stock to ensure efficient pricing; and various factors described under "Risk Factors" and in the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other reports and statements filed with the SEC.  Forward-looking statements are based upon management’s current expectations and beliefs concerning future events and the Company undertakes no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE: Triad Guaranty Inc.
CONTACT: Bob Ogburn, Vice President and Treasurer, at 336.723.1282 ext. 1167 or bogburn@tgic.com